Exhibit 99.1

NEWS

For immediate release

Contact:	Richard J. Poulton
Vice President, Chief Financial Officer
(630) 227-2075
E-mail address: rpoulton@aarcorp.com

AAR REPORTS FOURTH QUARTER AND FISCAL YEAR 2010 RESULTS

•            Fourth quarter sales of $372 million and diluted earnings per share of $0.29

•            Fourth quarter cash flow from operations of $59 million; fiscal year 2010 cash flow from operations of $153 million

•            Acquisition of Aviation Worldwide Services (AWS) closed; integration efforts on track

WOOD DALE, ILLINOIS (July 13, 2010) — AAR (NYSE: AIR) today reported fiscal year 2010 fourth quarter consolidated sales of $372.3 million and net income attributable to AAR of $11.2 million, or $0.29 diluted earnings per share. For the fourth quarter of last fiscal year, the Company reported sales of $371.7 million and net income attributable to AAR of $14.2 million, or $0.36 diluted earnings per share.

Consolidated gross profit margin was 17.9% for the fourth quarter compared to 16.4% last year.  Selling, general and administrative costs increased $7.2 million, to $42.8 million.  The increase was primarily attributable to the acquisition of AWS, including $1.1 million of acquisition related expenses.  During the fourth quarter of 2010, the Company generated $59 million of cash flow from operations.

In the fourth quarter of fiscal year 2010, the Company formed the Government and Defense Services segment.  This new segment includes the results of AWS, Defense Systems and Logistics (previously reported in the Aviation Supply Chain segment) and Integrated Technologies (formerly known as AAR Brown International and previously reported in the Structures and Systems segment).  Prior year information has been revised to conform to the new segment presentation.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

Following are the fourth quarter highlights for each segment:

Aviation Supply Chain — Sales declined 9% to $103.3 million and gross profit decreased 6% to $17.1 million compared to last year’s fourth quarter, resulting in a gross profit margin of 16.6%.  The year-over-year sales decline was primarily due to lower engine parts sales to commercial customers. Sequentially, sales increased 14.9% over the third quarter primarily due to increased demand for airframe parts support.

Government and Defense Services — Sales increased 82% to $80.5 million and gross profit increased 83% to $16.9 million over last year’s fourth quarter, resulting in a gross profit margin of 21.0%.  The sales increase was driven by revenue from AWS and the KC-10 program, which became operational in February 2010.

The integration of AWS is on track and its operating performance is meeting the Company’s expectations.  During June and July 2010, AWS began providing additional airlift support deploying both fixed and rotary-wing aircraft under two separate new awards.

Maintenance, Repair and Overhaul — Sales declined 18% to $79.7 million and gross profit declined 26% to $10.6 million compared to last year’s fourth quarter, resulting in a gross profit margin of 13.3%. During the fourth quarter, the Company performed on several previously announced contract wins, which helped mitigate soft conditions in the MRO market. The Company expects year-over-year sales growth in the MRO segment beginning in the second quarter of fiscal 2011.

Structures and Systems — Sales declined 7% to $108.9 million while gross profit increased 15% to $22.1 million over last year’s fourth quarter, resulting in a gross profit margin of 20.3%.  Although the Company experienced a decline in sales at its mobility products business, the year-over-year margin improvement is due principally to a combination of favorable product mix and improved operating efficiencies within that business unit.

Full Year Highlights

For the Company’s fiscal year 2010, sales were $1,352.2 million, a decline of 5% versus the prior year, and net income attributable to AAR was $44.6 million, or $1.16 per diluted share.

Commenting on fiscal year 2010 performance, David P. Storch, Chairman and Chief Executive Officer of AAR CORP. stated, “While the pace of the recovery in the commercial markets was not as brisk as expected, we remained focused on capturing new business, delivering quality and cost effective solutions, maintaining a lean cost structure, and generating cash.  I am pleased with our new business wins during the year, including the KC-10 performance-based logistics program valued at $600 million over nine years; contracts providing mobility products valued at $300 million over five years; long-term programs to manufacture composite products for the Bombardier C-series and Sikorsky S-92 platforms, together valued in excess of $100 million; several multi-year airframe maintenance contracts and one engineering services contract, together valued in excess of $125 million; a $45 million Airbus narrow-body landing gear program over five years; and a new Airbus inventory management program for Gulf Air valued at $20 million over three years.”

Storch continued, “During fiscal year 2010, we generated $153 million of cash from operations. Our balance sheet remains strong and we have substantial liquidity to seize additional opportunities in our markets.”

Storch continued, “We are in the integration phase of the AWS acquisition and I am very pleased with our progress to date.  Management has been focused on execution and improving the operational and financial performance of the business.  We have owned AWS since April 7, 2010, and since closing have successfully won new business and see additional opportunity to provide vital supplemental airlift support to a broader customer base.”

Storch concluded, “The focus of the Company remains squarely on capturing new business, solid execution, cost control, and maintaining a strong balance sheet. For fiscal 2011, we expect to benefit from the investments we have made in support of our defense and government customers and from the recovery in the commercial markets.”

AAR is a leading provider of products and value-added services to the worldwide aerospace and government/defense industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and government/defense customers through four operating segments: Aviation Supply Chain; Government and Defense Services; Maintenance, Repair and Overhaul; and Structures and Systems. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 7:30 a.m. CDT on July 14, 2010. The conference call can be accessed by calling 866-219-5269 from inside the U.S. or 703-639-1121 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1465420) from 10:30 a.m. CDT on July 14, 2010 until 11:59 p.m. CDT on July 21, 2010.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2009 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations	Three Months Ended May 31,		Twelve Months Ended May 31,
(In thousands except per share data)	2010	2009	2010	2009

Sales	$372,337	$371,708	$1,352,151	$1,423,976
Cost and expenses:
Cost of sales	305,626	300,565	1,108,632	1,151,228
Cost of sales – impairment charges	—	10,100	—	31,133
Selling, general and administrative	42,844	35,637	153,299	147,219

Earnings (loss) from aircraft joint ventures	(38)	1,283	112	8,496

Operating income	23,829	26,689	90,332	102,892

Gain (loss) on extinguishment of debt	(20)	3,309	893	14,701

Interest expense	7,288	7,306	26,832	31,416
Interest income	193	295	945	1,465
Gain (loss) on sale of investments	726	(1,393)	(1,150)	(1,393)

Income from continuing operations before income taxes	17,440	21,594	64,188	86,249
Income tax expense	6,374	7,418	20,986	27,528
Income from continuing operations	11,066	14,176	43,202	58,721

Discontinued operations, net of tax	—	—	—	(1,949)
Net income attributable to AAR and noncontrolling interest	11,066	14,176	43,202	56,772
Loss attributable to noncontrolling interest	134	—	1,426	—
Net income attributable to AAR	$11,200	$14,176	$44,628	$56,772
Earnings per share - Basic:
Earnings from continuing operations	$0.29	$0.37	$1.17	$1.54
Loss from discontinued operations	—	—	—	(0.05)
Earnings per share – Basic	$0.29	$0.37	$1.17	$1.49

Earnings per share – Diluted:
Earnings from continuing operations	$0.29	$0.36	$1.16	$1.50
Loss from discontinued operations	—	—	—	(0.05)
Earnings per share — Diluted	$0.29	$0.36	$1.16	$1.45

Share Data:

Average shares outstanding – Basic	38,268	38,030	38,182	38,059
Average shares outstanding – Diluted	43,278	42,516	43,091	42,809

Consolidated Balance Sheet Highlights (In thousands except per share data)	May 31, 2010	May 31, 2009

Cash and cash equivalents	$79,370	$112,505
Current assets	863,429	851,312
Current liabilities (excluding debt accounts)	224,717	190,818
Net property, plant and equipment	224,866	125,048
Total assets	1,501,042	1,375,905
Total recourse debt	419,733	353,028
Total non-recourse obligations	17,292	38,781
Stockholders’ equity	746,350	696,734
Book value per share	$18.90	$17.92
Shares outstanding	39,484	38,884

Sales By Business Segment	Three Months Ended May 31,		Twelve Months Ended May 31,
(In thousands)	2010	2009	2010	2009
Aviation Supply Chain	$103,268	$114,053	$405,955	$468,085
Government and Defense Services	80,510	44,190	194,944	174,391
Maintenance, Repair & Overhaul	79,669	96,615	301,348	348,810
Structures and Systems	108,890	116,850	449,904	432,690
	$372,337	$371,708	$1,352,151	$1,423,976

Gross Profit by Business Segment	Three Months Ended May 31,		Twelve Months Ended May 31,
(In thousands)	2010	2009	2010	2009
Aviation Supply Chain	$17,100	$18,246	$70,490	$84,243
Government and Defense Services	16,944	9,267	42,304	39,507
Maintenance, Repair & Overhaul	10,607	14,373	38,206	51,281
Structures and Systems	22,060	19,157	92,519	66,584
	$66,711	$61,043	$243,519	$241,615

Diluted Earnings Per Share Calculation	Three Months Ended May 31,		Twelve Months Ended May 31,
(In thousands except per share data)	2010	2009	2010	2009

Net income as reported	$11,200	$14,176	$44,628	$56,772
Add: After-tax interest on convertible debt	1,349	1,321	5,274	5,428
Net income for diluted EPS calculation	$12,549	$15,497	$49,902	$62,200

Diluted shares outstanding	43,278	42,516	43,091	42,809

Diluted earnings per share	$0.29	$0.36	$1.16	$1.45

The following information includes sales and gross profit by segment under the new reporting structure for each quarter in fiscal year 2010 and 2009.

Fiscal Year 2010

Sales by Business Segment	Q1	Q2	Q3	Q4	Full Year

Aviation Supply Chain	$110,637	$102,159	$89,891	$103,268	$405,955
Government & Defense Services	36,743	39,329	38,362	80,510	194,944
Maintenance, Repair & Overhaul	79,217	71,805	70,657	79,669	301,348
Structures & Systems	114,926	115,391	110,697	108,890	449,904
	$341,523	$328,684	$309,607	$372,337	$1,352,151

Gross Profit by Business Segment	Q1	Q2	Q3	Q4	Full Year

Aviation Supply Chain	$15,965	$21,850	$15,575	$17,100	$70,490
Government & Defense Services	7,705	8,450	9,205	16,944	42,304
Maintenance, Repair & Overhaul	10,539	8,577	8,483	10,607	38,206
Structures & Systems	19,814	24,983	25,662	22,060	92,519
	$54,023	$63,860	$58,925	$66,711	$243,519

Fiscal Year 2009

Sales by Business Segment	Q1	Q2	Q3	Q4	Full Year

Aviation Supply Chain	$126,296	$117,739	$109,997	$114,053	$468,085
Government & Defense Services	43,856	46,822	39,523	44,190	174,391
Maintenance, Repair & Overhaul	86,757	88,101	77,337	96,615	348,810
Structures & Systems	102,995	100,910	111,935	116,850	432,690
	$359,904	$353,572	$338,792	$371,708	$1,423,976

Gross Profit by Business Segment	Q1	Q2	Q3	Q4	Full Year

Aviation Supply Chain	$29,582	$8,362	$28,053	$18,246	$84,243
Government & Defense Services	9,612	11,129	9,499	9,267	39,507
Maintenance, Repair & Overhaul	12,574	13,486	10,848	14,373	51,281
Structures & Systems	15,370	15,832	16,225	19,157	66,584
	$67,138	$48,809	$64,625	$61,043	$241,615